Exhibit (d)(4)

Deutsche DWS Investment Trust

345 Park Avenue

New York, New York 10154

September 23, 2019

DWS Investment Management Americas, Inc.
345 Park Avenue
New York, NY 10154

First Amendment to Investment Management Agreement

Ladies and Gentlemen:

Reference is made to the Investment Management Agreement dated August 1, 2018 (the “Agreement”) between DEUTSCHE DWS INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), on behalf of DWS ESG Core Equity Fund (formerly known as DWS Mid Cap Value Fund) (the “Fund”), and DWS INVESTMENT MANAGEMENT AMERICAS, INC.

1. The Agreement is hereby amended, effective as of September 23, 2019, by replacing section 6 in its entirety with the following:

6.       Management Fee. For all services to be rendered, payments to be made and costs to be assumed by you as provided in sections 2, 3, 4 and 5 hereof, the Trust on behalf of the Fund shall pay you in United States Dollars on the last day of each month the unpaid balance of a fee equal to the excess of 1/12 of 0.465 of 1 percent of the average daily net assets as defined below of the Fund for such month; provided that, for any calendar month during which the average of such values exceeds $250,000,000, the fee payable for that month based on the portion of the average of such values in excess of $250,000,000 shall be 1/12 of 0.460 of 1 percent of such portion; provided that, for any calendar month during which the average of such values exceeds $1,000,000,000, the fee payable for that month based on the portion of the average of such values in excess of $1,000,000,000 shall be 1/12 of 0.455 of 1 percent of such portion; provided that, for any calendar month during which the average of such values exceeds $2,500,000,000, the fee payable for that month based on the portion of the average of such values in excess of $2,500,000,000 shall be 1/12 of 0.445 of 1 percent of such portion; provided that, for any calendar month during which the average of such values exceeds $7,500,000,000, the fee payable for that month based on the portion of the average of such values in excess of $7,500,000,000 shall be 1/12 of 0.435 of 1 percent of such portion; provided that, for any calendar month during which the average of such values exceeds $12,500,000,000, the fee payable for that month based on the portion of the average of such values in excess of $12,500,000,000 shall be 1/12 of 0.425 of 1 percent of such portion; and provided that, for any calendar month during which the average of such values exceeds $17,500,000,000, the fee payable for that month based on the portion of the average of such values in excess of $17,500,000,000 shall be 1/12 of 0.400 of 1 percent of such portion over any compensation waived by you from time to time (as more fully described below). You shall be entitled to receive during any month such interim payments of your fee hereunder as you shall request, provided that no such payment shall exceed 75 percent of the amount of your fee then accrued on the books of the Fund and unpaid.

The “average daily net assets” of the Fund shall mean the average of the values placed on the Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Fund shall always be determined pursuant to the applicable provisions of the Declaration and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 6, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Fund’s portfolio may be lawfully determined on that day. If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 6.

You may waive all or a portion of your fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of your services. You shall be contractually bound hereunder by the terms of any publicly announced waiver of your fee, or any limitation of the Fund’s expenses, as if such waiver or limitation were fully set forth herein.

2. As amended by the foregoing amendment, the Agreement remains in full force and effect.

DEUTSCHE DWS INVESTMENT TRUST, on behalf of DWS ESG Core Equity Fund
By: /s/John Millette Name: John Millette Title: Vice President and Secretary

Agreed to as of the date first above written:

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DWS INVESTMENT MANAGEMENT AMERICAS, INC.

By: /s/John Millette
Name: John Millette
Title: Chief Legal Officer

By: /s/Caroline Pearson
Name: Caroline Pearson
Title: Managing Director

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